Exhibit 10(x)

                              EMPLOYMENT AGREEMENT

         This Agreement is entered into, to be effective as of April 1, 2004, by and between Warrantech Corporation, a Delaware corporation, with its principal place of business located at 2200 Highway 121, Suite 100, Bedford, Texas 76021 ("Employer" or "Warrantech"), and Richard Gavino, an individual residing at 5205 Coral Springs Drive, Flower Mound, Texas 75022 ("Executive").

                                    RECITALS
                                    --------

         WHEREAS, Employer recognizes that Executive will be a key member of management and important to the long term development and prospects of Employer; and

         WHEREAS, Employer desires to employ Executive and Executive desires to be employed by Employer pursuant to the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the forgoing and the terms and conditions set forth herein, Employer and Executive hereby agree as follows:

         I.       Employment and Duties
                  ---------------------

         Employer hereby employs Executive, and Executive hereby accepts such employment, upon the terms and conditions set forth in this Agreement. Executive shall render such executive, managerial, supervisory, developmental, marketing, or other services as Employer may specify from time to time, subject at all times to the direction and control of the Chief Executive Officer, Employer's Board of Directors or any designee of any thereof. Executive shall serve as and with the title of Executive Vice President, Chief Financial Officer and Treasurer of Employer.

         II.      Term
                  ----

         The term of Executive's employment under this Agreement shall commence on April 1, 2004 and shall continue through March 31, 2009.

         III.     Compensation
                  ------------

         3.1 Salary. Employer shall pay Executive a base salary at the rate of Two Hundred Eighty-five Thousand Dollars ($285,000) for each twelve-month period during the term of this Agreement. Such base compensation shall be payable in accordance with Employer's payroll practices as in effect from time to time.

         3.2 Incentive Compensation. Executive shall be eligible to receive a bonus in an amount equal to one-half of one percent (.5%) of the net after tax income of Employer (the "Bonus"). In calculating the net pre-tax or after tax net income and determining distributions hereunder, Employer shall rely upon Employer's financial statements as prepared by its independent certified public accountants, which financial statements shall be prepared in a manner consistent with generally accepted accounting principles. All bonuses described in this section are payable annually and shall be paid, if due, fifteen (15) days after the filing of the Employer's Annual Report on Form 10-K with the Securities and Exchange Commission.

         3.3 Stock Options. Executive shall be eligible to participate in the stock option plan in accordance with the terms and conditions set forth in Exhibit "A" attached hereto and incorporated herein.

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         3.4      Medical Insurance. Employer shall obtain and maintain in full force and effect a comprehensive major medical, hospitalization group plan (or the equivalent) with dental coverage for the benefit of Executive and his qualified dependents. The medical and dental premiums will be fully paid for Executive and his qualified dependents. In the event of termination pursuant to
Article V or in the event Employer and Executive mutually agree, medical and dental benefits will be available under the federal Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) at Executive's option and expense.

         3.5 Other Compensation. In addition to the compensation heretofore set forth, or as may be hereinafter provided, Employer shall provide Executive during his employment any and all benefits commensurate with his position, which Employer, in its sole and absolute discretion, may make available to its executive officers (or employees in general, if any one is not available solely for executive officers) under any general pension plan, or other executive benefit plan which may be in effect at any time or from time to time during the employment period, subject to the terms contained in the plan documents of any such plan and with any required executive/employee contribution to remain the responsibility of the Executive.

         3.6 Automobile. It is contemplated that to perform the services required by this Agreement, Executive shall obtain and remain fully responsible for the maintenance and repair of an automobile, for which Employer shall provide Executive with an expense allowance at the rate of Twelve Thousand Dollars ($12,000) per annum.

         3.7 Life Insurance. Employer, for the benefit of Executive, shall maintain in full force and effect (i) a group term life insurance policy in a face amount equal to one hundred percent (100%) of Executive's base salary, not to exceed One Hundred Fifty Thousand Dollars ($150,000), and (ii) a split dollar life insurance policy with an annual premium in an amount equal to Ten Thousand Dollars ($10,000). If prohibited by legislation, Company will pay Executive a net bonus of $10,000 annually.

         3.8 Physical. Employer will reimburse Executive for any charges in excess of the coverage provided under Employer's medical plans for one complete physical at the Cooper Clinic during the term of this Agreement.

         3.9 Vacation. Executive shall be entitled to three (3) weeks of paid vacation during each calendar year in accordance with Employer's vacation schedule and policies. In accordance with Employer's vacation policy, Executive will be entitled to (4) weeks of vacation after ten years of service.

         3.10 Expenses. Employer shall reimburse Executive in accordance with Employer's expense reimbursement policies for all reasonable and necessary expenses including, without limitation, travel and entertainment expenses, incurred by Executive in connection with the business of Employer. Expenses relating to membership in and attendance at trade and business associations and conventions shall be reimbursed subject to the prior approval of Employer. All such reimbursement shall be paid upon presentation of expense statements or vouchers or such other supporting information as Employer may reasonably require.

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IV.      Extent of Service
         -----------------

         Executive shall devote his full time, attention, energies and skill to the business of Employer, as directed by Employer, and shall assume and perform such responsibilities and duties as may be assigned to him from time to time by the Chief Executive Officer of Employer, Employer's Board of Directors or any designee of either thereof. Executive shall be required to travel to such locations as may be directed by Employer in the course of Executive's duties hereunder. Notwithstanding anything contained in this Section IV or in any other provision of this Agreement to the contrary, nothing shall be construed to limit the ability of the Executive to serve on the Board of Directors of, or provide any other services to, any trade association, charitable organization or other not-for-profit entity as Executive shall from time-to-time deem appropriate, provided that Executive has given Employer prior notice of such services. Executive shall not serve on the Board of Directors of, or provide any other services to, any for-profit entity without the prior written consent of Employer, such consent not to be unreasonably withheld.

V.       Termination
         -----------

         Notwithstanding any contrary provisions herein contained, the employment of Executive pursuant to this Agreement may be terminated before the expiration of the term as specified in the following provisions of this Article V, but such termination shall not affect the obligations of Executive set forth in Article VII hereof.

         5.1 Death or Disability. This Agreement, and all obligations of the Employer hereunder, shall terminate immediately upon the death of Executive. In the event that Executive is, due to any physical or mental injury, illness, defect or other incapacitating condition, unable to perform his duties and responsibilities for ninety (90) consecutive days, Employer may, in its discretion, terminate this Agreement at any time thereafter and the Company shall have no further obligation or liability to Executive.

         5.2 By Employer, For Cause. (a) Employer shall have the right to terminate Executive's employment under this Agreement upon the material failure, material neglect or material refusal of Executive to:

         (i) Perform the duties assigned to Executive under or pursuant to this Agreement; or

         (ii) Abide by the other covenants, terms and conditions of this Agreement.

Prior to effecting any such termination, Employer shall provide Executive with notice of such failure, neglect or refusal and shall give Executive a reasonable time period, which shall not be more than ten (10) days, in which to correct such problem.

         (b) Employer shall have the right to immediately terminate Executive's employment under this Agreement for certain instances of misconduct including, but not limited to:

         (i)      Misappropriating any funds or property of Employer;

         (ii) Attempting to obtain personal profit from any transaction in which Employer has an interest;

         (iii) Activities by Executive of a public nature failing to conform to the community standard of generally accepted personal or business conduct that such activities may reasonably be expected to reflect badly upon the public image of Employer or its business; or

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         (iv)     Executive's conviction of, or pleading of guilty, or no
                  contest, to a felony, or a misdemeanor involving dishonesty or moral turpitude.

         5.3 By Employer, Without Cause. In the event the Employer terminates Executive's employment hereunder for any reason other than the reasons set forth in sections 5.1 and 5.2 above, Executive shall be entitled to receive the lesser of (i) two (2) years' salary, and (ii)) his salary through the end of the term of the Agreement as if he had not been terminated. Employee shall also be entitled to any unpaid bonus earned by Employee pursuant to Paragraph 3.2 of this Agreement through the date of termination, provided that if Employee's employment is terminated other than on the last day of Employer's fiscal year, Employer shall be obligated to pay the pro rata portion on the bonus, if any, which relates to the portion of the fiscal year in which the employee was employed. Executive shall be under no obligation to seek other employment or otherwise mitigate the obligations of the Employer under this Agreement.

         5.4 By Executive, Without Cause. This Agreement may be terminated by Executive prior to the expiration of the term hereof upon not less than sixty
(60) days prior written notice. Notwithstanding the forgoing, however, in the event that Executive gives notice of his intent to terminate this Agreement Employer may elect, in its sole discretion, to terminate this Agreement and Executive's employment hereunder at any time after receipt of notice from Executive.

         5.5 Effect of Termination. In the case of termination pursuant to sections 5.1, 5.2 or 5.4, the salary and other compensation specified in Section III, unless otherwise specified, shall immediately terminate and cease to accrue. Executive shall not be entitled to any stock options unless they have fully vested and no credit will be given for partial years of employment to ascertain the amount of options that are fully vested.

VI.      Inventions
         ----------

         6.1 Definitions. As used herein "Inventions" shall mean all discoveries, inventions, improvements, and ideas relating to any process, formula, program or software, machine, device, manufacture, composition of matter, plan or design, whether patentable or not, and specifically includes, but is not limited to, all designs and developments, of whatsoever nature, relating to computer hardware, software or programs.

         6.2 Rights to Inventions. Executive shall, during the period of his employment with Employer, make prompt and full disclosure of all Inventions which Executive makes or conceives, individually, jointly, or with any other executive, or Employer or affiliate of Employer, during the period of Executive's employment by Employer. All such inventions shall become Employer's exclusive property.

         Notwithstanding the foregoing, Executive shall retain all his rights in, and shall not be required to assign to the Employer any invention (hereinafter an "Excluded Invention"): (a) which was developed entirely on Executive's own time, and (b) which does not relate directly to or have any application to the business of Employer or any Warrantech affiliate or to their actual or demonstrably anticipated research or development, or which does not result from any work performed by Executive for Employer. This paragraph constitutes written notification to the Executive of the inventions which Executive is not required to assign to Employer. Executive shall advise employer of any invention made or conceived by Executive which Executive believes he is entitled to pursuant to this paragraph.

         6.3 Records. Executive will keep and maintain complete written records of all Inventions made or conceived by Executive, and of all work on investigations done or carried out by Executive for Employer at all stages thereof, which records shall be the property of Employer, except for records of

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the Excluded Inventions. Upon termination of his employment with Employer,
Executive agrees to deliver promptly to Employer any unpublished memoranda, notes, records, reports, sketches, plans, programs, software, or other documents held by him concerning any Inventions or potential Inventions to which Employer would be entitled pursuant to the provisions hereof, including any information, knowledge or data relating thereto, or pertaining to the Employer's business or contemplated business, whether confidential or not.

         6.4 Assignments. During Executive's employment hereunder and after the termination thereof, Executive shall execute, acknowledge, and deliver to Employer all such papers, including applications for or assignments of patents or copyrights or applications for the same, as may be necessary to enable Employer, its nominees, successors or assigns, at its or their expense, to publish, protect by litigation or otherwise, obtain titled and/or copyrights or patents to the Inventions which are the property of Employer pursuant to this Agreement, in any and all countries.

VII.     Confidentiality and Non-Compete
         -------------------------------

         7.1 Non-Competition Covenant. Executives agrees that, during the period of Executive's employment by Employer and during the one year period immediately following Executive's employment by Employer or any Warrantech subsidiary or affiliate in any capacity, he will not, directly or indirectly, own, manage, operate, control, consult with or for, be employed by or an agent for, participate in or be connected in any manner with the ownership, management, operation or control of any business that is competitive with the business of Employer or any of its parents, subsidiaries or affiliates. Further, Executive acknowledges that, as the Executive Vice President, Chief Financial Officer and Treasurer, his services are unique and extraordinary, and that the restrictions herein are reasonable for Employer's protection of its legitimate business interests.

         If any court having jurisdiction determines that the foregoing non-compete covenant is invalid due to its duration, coverage or extent, the covenant shall be modified to reduce its duration, coverage or extent as necessary to make such covenant valid, and the covenant as modified then shall be enforced.

         7.2 Non-Solicitation. During his employment and for two (2) years after the termination of that employment, for any reason, Executive will not, directly or indirectly, either personally or on behalf of any other entity (whether as a director, stockholder, owner, partner, consultant, principal, employee, agent or otherwise) (i) canvas, solicit, transact or attempt to transact any business from any person or entity who was a customer, client, vendor, dealer, or insurance company of the Employer or any other person or entity having a business relationship with the Employer or any prospective customer, client, vendor, or insurance company of the Employer or any other person or entity the Employer is in negotiations with to enter into a business relationship during the term of Executive's employment or whose identity was revealed to Executive during or as a consequence of his employment; (ii) solicit, induce, entice, hire, employ or attempt to employ any individual employed by the Company as of the termination of his employment or during the prior 12 months; or (iii) take any action which is intended or would reasonably be expected to adversely affect the Employer, its business, reputation or its relationship with its actual or prospective clients, customers, suppliers, or investors.

         7.3 Confidentiality and Trade Secrets. During and after the terms of his employment by Employer, Executive shall not communicate, divulge, or use any secret, confidential information, trade secret, confidential customer list or any confidential information relating to customers, clients, vendors, dealers, insurance companies, suppliers of the Employer or any other person or entity having a relationship with the Employer or any affiliate of Employer for any purpose whatsoever except as consented to in writing by Employer. This obligation shall apply with respect to any such item until such item ceases (other than through the action of Executive) to be secret or confidential. Confidential Information shall also include all information contained or stored in the confidential databases of the Employer containing Confidential Information or other information of the Employer. Executive shall have no

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obligation hereunder to keep confidential any Confidential Information to the extent disclosure of any thereof is required by law or determined in good faith by counsel to Executive to be necessary or appropriate to comply with any legal or regulatory order, regulation or requirement; provided, however, that in the event disclosure is required by law, Executive shall provide Employer with prompt notice of such requirement so that Employer may seek an appropriate protective order.

         7.4 Remedies. In the event of any actual breach by either of the parties of the provisions of this Section VII, then each shall be entitled to all the remedies available by law or in equity, including without limitation the right to obtain damages for said breach and non-adherence and the right to enjoin the other, or any other person or entity in or threatening breach or non-adherence, from continuing, and to remedy, the activities which constitute said breach. The parties acknowledge and agree that any remedies at law may be inadequate in the event of any breach of the provisions of this Section VII, and, therefore they agree and acknowledge that each shall be entitled to all equitable remedies that are appropriate in the event of such breach.

VIII.    Miscellaneous.
         -------------

         8.1 Entire Agreement. This Agreement contains the entire agreement among the parties, superseding in all respects any and all prior oral or written agreements or understandings pertaining to the subject matter hereof and transactions contemplated hereby, and shall be amended or modified only by written instrument signed by all of the parties hereto.

         8.2 Waiver. No waiver by any party of any condition, or of the breach of any term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further and continuing waiver of any such condition or breach of any other term, covenant, representation, or warranty of this Agreement, or the agreements or documents executed in connection herewith.

         8.3 Right of Offset. If at any time Employer is obligated to make payments to Executive under this Agreement, whether as compensation, reimbursement of expenses or otherwise, Employer shall have the right to offset against said obligation any amount which Executive is obligated to pay to Employer or any corporation controlling, controlled by or under common control with the Employer at the time of offset. In the event that the amount which Employer seeks to offset is in dispute or otherwise unliquidated, Employer may nevertheless exercise its right of offset, but if it is ultimately determined that Employer was not entitled to such offset, Employer shall, in addition to the amount not properly offset, pay Executive interest on such amount from the date of offset to the date of payment at 6% per annum. In the event that it is necessary for Executive to take any action, whether at law or in equity, to recover amounts which employer inappropriately withheld under this provision, then the prevailing party shall be entitled to reasonable attorney's fees, costs and other necessary disbursements in addition to any other relief to which it may be entitled.

         8.4 Binding Effect; Assignment. This Agreement shall be binding upon, and shall inure to the benefit of and be enforceable by, the parties hereto and their respective heirs, successors, and assigns, but this Agreement shall not be assignable by Executive. In the event of (i) the merger or consolidation of Employer with or into any other entity, (ii) the acquisition of Employer by any entity, or (iii) the sale or other disposition by Employer of all or substantially all of its businesses and/or assets, this Agreement shall remain legally valid and binding and shall be enforceable by Executive against the surviving entity.

         8.5 General. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. This Agreement shall be governed, enforced and construed under the laws of the State of Texas, without regard to

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its conflict of law provisions. Any dispute arising out of or related to this
Agreement shall be subject to the exclusive jurisdiction of the Superior Court of the State of Texas.

         8.6. Resolution of Disputes. In the event of a dispute or disagreement between the parties arising out of or in connection with this Agreement, prior to submission of the controversy to arbitration, the parties shall submit the matter to mediation in a proceeding to be conducted in Stamford, Connecticut. If the parties exhaust the mediation process without a successful resolution of the matter, the dispute shall be settled in the State of Connecticut by arbitration before a panel of three arbitrators, one selected by Employer and one selected by Executive, with a third being appointed by the two so chosen. The arbitration shall be commenced by the initiating party notifying the other party of its demand for arbitration and of the arbitrator whom it selected and demanding that the other party select its arbitrator. If the third arbitrator is not selected with 30 days after the demand is served, he shall be selected in accordance with the rules and regulations then in effect of this American Arbitration Association or its successor. In any action, whether at law, in equity, or in arbitration, to enforce or interpret the terms of, or otherwise arising out of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees, arbitrator fees, costs and necessary disbursements in addition to any other relief to which it may be entitled..

         8.7 Representations and Indemnity. Executive represents and warrants to Employer that (i) he has the full right and power to enter into this Agreement, (ii) he is not bound by any non-compete covenant or agreement that would prevent him from accepting employment with Employer, subject Employer to any liability arising out of his employment, or infringe on his ability to fully perform his duties as Executive Vice President, Chief Financial Officer and Treasurer of Employer, and (iii) he is not subject to any other restriction or impediment thereto that would prevent him from fully performing his duties as Executive Vice President, Chief Financial Officer and Treasurer of Employer. Executive hereby indemnifies Employer against any claims, losses, damages or expenses that Employer may incur or suffer in connection with any inaccuracy in, or breach of, any of the representations and/or warranties set forth in this
Section 8.7.

         8.7 Survivability. Notwithstanding anything herein to the contrary, Sections 6.4, 7.1, 7.2, 7.3, 7.4, 8.3, 8.6, and 8.7 above shall survive the termination of this Agreement and shall be deemed fully enforceable thereafter.

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         IN WITNESS WHEREOF, the parties have duly executed this Agreement to be effective as of April 1, 2004.

WARRANTECH CORPORATION                      EXECUTIVE



By: /s/ JOEL SAN ANTONIO                    /s/ RICHARD GAVINO
    -------------------------------         --------------------------------
    Joel San Antonio                        Richard Gavino

Title: Chief Executive Officer

Date: March 29, 2004                        Date: March 29, 2004

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                                    EXHIBIT A


                                  Stock Options
                                  -------------


         Warrantech hereby grants Executive options (the "Options") to purchase up to One Hundred Thousand Dollars ($100,000) worth of shares of Warrantech common stock ("Stock") under its 1998 Employee Incentive Stock Option Plan, as amended (the "Plan"), at an exercise price equal to the opening price of the Stock on the date such Options are approved by the Board of Directors. The issuance of the Options is subject to the approval of the Board of Directors, in its sole discretion.


         Vesting of the shares shall be as follows:

         (a) Fifty per cent (50%) of the options shall vest in equal amounts at the conclusion of each of the first, second, third, fourth, and fifth years during the term of this Agreement,, provided that Employer meets its financial objectives in each immediately preceding fiscal year. Failure to attain such objectives for any one fiscal year shall not prevent Options from vesting for those years in which said objectives were obtained.

         (b) The remaining fifty per cent (50%) of such Options will vest in equal amounts at the conclusion of each of the first, second, third, fourth, and fifth years during the term of this agreement.

In calculating Employer's attainment of the objectives described above, the parties shall rely upon the financial statements of the Consolidated Companies as prepared by its independent certified public accountants, which financial statements shall be prepared in a manner consistent with generally accepted accounting principles.

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